Exhibit 99.1

Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President – Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	Kirsten@lhai-sf.com
Consolidated Communications Holdings Reports First Quarter 2006 Results
- DSL Subscribers Grow 42% Year-Over-Year to a Record 43,700 –
- IPTV Subscribers in Illinois Grow to Over 3,500 -
- Total Connections Surpass 288,000 -
- Adjusted EBITDA of $34.3 Million and Net Cash from Operations of $14.4 Million -
Mattoon, IL – May 10, 2006 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the first quarter ended March 31, 2006. The company reported revenues of $79.4 million for the quarter. Adjusted EBITDA and net cash provided by operating activities were $34.3 million and $14.4 million for the quarter, respectively.
“We set aggressive performance goals for the first quarter of 2006 and successfully executed our plan across the board,” said Bob Currey, Consolidated’s president and chief executive officer. “Both our financial and operational performance metrics were strong. Cash available to pay dividends (CAPD) was $16.2 million, representing a 71 percent payout ratio. Also, we continue to improve our competitive position and secure customer relationships by offering a superior bundle of voice and data products, at the right price and supported by outstanding customer service.”
“Our strategic growth products – digital subscriber lines (DSL) and Digital Video Service (DVS) – accounted for more than 16,000 new connections for the twelve months ended March 31, 2006. This was an exceptional quarter for DSL, with the number of subscribers increasing 42 percent year-over-year and 12 percent from fourth quarter 2005. We gained more than 4,500 new DSL subscribers during the quarter, making this the largest quarterly gain in company history. The attractiveness of our DSL product was also a significant contributor to the 20 percent year-over-year increase in service bundles. DSL penetration exceeds 18.1 percent of total lines and 24.9 percent of primary residential lines.”
“We’re very pleased with demand for our DVS product, which leverages our Internet protocol backbone. In Illinois, DVS subscribers increased 64 percent in the recent quarter, to over 3,500 subscribers. We passed approximately 22,679 homes, representing a 15.5 percent penetration rate. The product continues to perform well and customer feedback has been very positive. We are expanding the offering with new features, such as enhanced video-on-demand and a user friendly universal remote, in the second quarter of 2006. We are on track to pass approximately 36,000 homes in Illinois by mid-2006.”
Currey added, “DVS is having a very favorable impact on our ability to build on our relationship with the customer. To date, 91 percent of customers who have signed up for DVS have taken our triple play offering, which includes voice, data and video services. Customers continue to recognize both the overall value of the bundle and proven services of Consolidated, while we benefit from efficiencies from multiple product delivery, higher overall average revenue per access line (ARPU) and stronger customer relationships.”

Steve Childers, Consolidated’s chief financial officer, said, “We started 2006 with strong cash flow and continued focus on improving margins. Compared to a year ago, we have reduced our headcount, lowered our benefit costs and consolidated facilities. Total company Adjusted EBITDA margin, the ratio of Adjusted EBITDA to total revenue, was 43.2 percent. After excluding $466,000 of costs associated with billing integration, severance and Sarbanes-Oxley, our EBITDA margin would have been 43.8 percent. Compared to 40.9 percent in first quarter 2005, this is up almost 3 percentage points from first quarter of 2005.”
Operating Statistics at March 31, 2006, Compared to December 31, 2005
•	Total connections were 288,186, an increase of 4,824, or 1.7 percent.
•	Total local access lines were 240,959, a decrease of 1,065, or 0.4 percent.
•	DSL subscribers were 43,713, an increase of 4,521, or 11.5 percent.
•	DVS subscribers were 3,514, an increase of 1,368, or 63.7 percent.
•	Long distance lines were 145,795, an increase of 1,913, or 1.3 percent.
•	Total service bundles were 39,036, an increase of 2,409, or 6.6 percent.
•	Total Telephone Operations ARPU was $95.88 for the three month period ended March 31st, a decrease of $0.78 or 0.8 percent.
Cash Available to Pay Dividends
CAPD in the quarter was a strong $16.2 million and our dividend payout ratio was 71 percent. At March 31, 2006, cash and cash equivalents were $25.7 million. Consolidated made capital expenditures of $8.5 million during the first quarter.
Dividend Payments
The company paid its latest quarterly dividend of $0.38738 on May 1, 2006 to stockholders of record on April 15, 2006. The company expects to pay its next dividend of $0.38738 per common share on August 1, 2006 to stockholders of record on July 15, 2006.
Financial Highlights for the First Quarter Ended March 31, 2006
•	Revenues were $79.4 million, compared to $79.8 million in the first quarter of 2005. The decrease was primarily driven by reductions in Local Calling Services and a $1.1 million decrease in prior period subsidy reimbursements. These reductions were almost entirely offset by increases in Network Access Services, Data and Internet Services, and Other Operations revenues. The decrease in Local Calling Services was driven by the reduction in local access lines.
•	Income from operations was $15.2 million, compared to $12.3 million in the first quarter of 2005. This increase was primarily attributable to expense reductions associated with margin improvement initiatives, lower integration and restructuring costs and the elimination of professional services fees due to the completion of the company’s initial public offering (IPO).
•	Income tax expense was $2.9 million, compared to $0.6 million in the first quarter of 2005. This was due to the increase in pre-tax earnings.
•	Net income was $3.5 million, compared to $0.7 million in the first quarter of 2005. In addition to the items mentioned above, net interest expense decreased by $1.4 million. This decline was primarily driven by lower interest costs resulting from the redemption of $70.0 million of the company’s senior notes in 2005.
•	Total net debt to last twelve month Adjusted EBITDA coverage ratio remained steady with last quarter at 3.82 times.
•	Net income per common share was $0.12. Adjusted net income per common share, which is calculated after excluding the effect of $625,000 of non-cash compensation charges incurred as a result of the modification of our restricted share plan in connection with the IPO, would have been $0.14.
•	Adjusted EBITDA was $34.3 million and net cash provided by operating activities was $14.4 million in the quarter, compared to $32.7 million and $14.6 million, respectively, in the first quarter of 2005.

Excluding $466,000 of costs associated with billing integration, severance and Sarbanes Oxley, Adjusted EBITDA would have been $34.8 million. The increase was driven primarily by operating efficiency improvements and incremental cash distributions from cellular partnership investments, partially offset by lower prior period subsidy reimbursements.
Financial Guidance
The company reaffirmed its guidance: full year 2006 capital expenditures are expected to be between $31 million and $34 million and cash interest expense is expected to be between $37 million and $38 million.
Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://ir.consolidated.com. The webcast will be available for a period of 90 days after the conference call. If you do not have Internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until May 12, 2006 at midnight ET. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and enter pass code 8090118. International parties should call 1-706-645-9291 and enter pass code 8090118.
Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”, “Adjusted EBITDA margin”, “cash available to pay dividends”, “total net debt to last twelve month Adjusted EBITDA ratio”, and “adjusted earnings per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.
Adjusted EBITDA, which corresponds to pro forma Bank EBITDA as used and defined in the prospectus dated July 21, 2005 filed in connection with the IPO, is comprised of historical EBITDA, as adjusted for certain adjustments permitted and contemplated by our credit facility.
EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.
Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense (after giving pro forma effect to the IPO as if it had been completed on July 1, 2005), (2) capital expenditures and (3) cash taxes.
We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends as supplemented by these other items provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.
While we use Adjusted EBITDA and cash available to pay dividends in managing and analyzing our business and financial condition and believe they are useful to our management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.
Because Adjusted EBITDA is a component of EBITDA Margin and the ratio of total net debt to last 12-month Adjusted EBITDA, they are subject to the material limitations discussed above, and the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted earnings per share, assist investors, securities analysts and other interested parties in evaluating the companies in our industry.
For a more detailed discussion of these and other limitations on the use of these non-GAAP financial measures, please see the section entitled “Dividend Policy and Restrictions” in our prospectus dated July 21, 2005. The prospectus is not incorporated by reference in this release.
About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 241,000 local access lines and over 43,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 17th largest local telephone company in the United States.
Safe Harbor
Any statements contained in this press release that are not statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, the company’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements. These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to the company’s ability to pursue growth opportunities if the company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the common stock; the substantial amount of debt and the company’s ability to incur additional debt in the future; the company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the integration of TXUCV; risks associated with the company’s possible pursuit of acquisitions; economic conditions in the service areas in Illinois and Texas; system failures; loss of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; loss of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the company’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, the company does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.
- Tables Follow –

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,707	$31,409
Accounts receivable, net	35,916	35,503
Prepaid expenses and other current assets	15,186	12,123

Total current assets	76,809	79,035

Property, plant and equipment, net	329,958	335,088
Intangibles and other assets	531,839	531,827

Total assets	$938,606	$945,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	7,536	11,743
Accrued expenses and other current liabilities	53,321	56,116

Total current liabilities	60,857	67,859
Long-term debt	555,000	555,000
Other long-term liabilities	125,250	120,889

Total liabilities	741,107	743,748

Minority interest	3,155	2,974

Stockholders’ equity:
Common stock, $0.01 par value	297	297
Paid in capital	254,787	254,162
Accumulated deficit	(65,525)	(57,533)
Accumulated other comprehensive income	4,785	2,302

Total stockholders’ equity	194,344	199,228

Total liabilities and stockholders’ equity	$938,606	$945,950

Consolidated Communications
Condensed Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues	$79,426	$79,772
Operating expenses:
Cost of services and products	24,673	24,417
Selling, general and administrative expenses	22,512	26,196
Depreciation and amortization	17,071	16,818

Income from operations	15,170	12,341
Other income (expense):
Interest expense, net	(10,042)	(11,441)
Other income, net	1,348	387

Income before income taxes	6,476	1,287
Income tax expense	2,928	586

Net income	3,548	701
Dividends on redeemable preferred shares	—	(4,623)

Net income (loss) applicable to common stockholders	$3,548	$(3,922)

Net income (loss) per common share	$0.12	$(0.42)

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
OPERATING ACTIVITIES
Net Income	$3,548	$701
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	17,071	16,818
Non-cash stock compensation	625	—
Other adjustments, net	5,015	3,698
Changes in operating assets and liabilities, net	(11,898)	(6,605)

Net cash provided by operating activities	14,361	14,612

INVESTING ACTIVITIES
Capital expenditures	(8,523)	(5,533)

Net cash used in investing activities	(8,523)	(5,533)

FINANCING ACTIVITIES
Payments made on long-term obligations	—	(4,512)
Payment of deferred financing costs	—	(113)
Dividends on common stock	(11,540)	—

Net cash used by financing activities	(11,540)	(4,625)

Net increase (decrease) in cash and cash equivalents	(5,702)	4,454
Cash and cash equivalents at beginning of period	31,409	52,084

Cash and cash equivalents at end of period	$25,707	$56,538

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2006	2005
Total Revenues
Telephone Operations
Local calling services	$21,364	$22,588
Network access services	17,070	16,328
Subsidies	12,182	13,724
Long distance services	3,747	3,956
Data and Internet services	7,214	6,528
Other services	7,781	7,895

Total Telephone Operations	69,358	71,019
Other Operations	10,068	8,753
Total operating revenues	$79,426	$79,772

Consolidated Communications
Schedule of ARPU Calculations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2006	2005	2005
Ending Access Lines	240,959	253,071	242,024
Average Access Lines	241,128	253,855	243,756

Telephone Operations Revenue	$69,358	$71,019	$70,682
Prior period subsidy settlements	$(197)	$928	$83

Telephone Operations, excluding prior period subsidy settlements	$69,555	$70,091	$70,599

Telephone Operations ARPU	$95.88	$93.25	$96.66

Telephone Operations ARPU, excluding prior period subsidy settlements	$96.15	$92.04	$96.54

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)
Summary of Outstanding Debt

Senior Notes	$130,000
Term loan D	425,000

Total debt as of March 31, 2006	$555,000
Less cash on hand	(25,707)

Total net debt as of March 31, 2006	$529,293

Adjusted EBITDA for last twelve months ended March 31, 2006	$138,484

Total Net Debt to last twelve months Adjusted EBITDA	3.82
Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2006	December 31, 2005
Adjusted EBITDA	$34,317	$35,626

- Cash interest expense	(9,477)	(9,384)
- Capital Expenditures	(8,523)	(9,498)
+ Proceeds from sale of land	83	—
- Integration and restructuring costs (1)	—	—
- Cash taxes	(337)	(172)
+ Cash interest income	186	174

Cash available to pay dividends	$16,249	$16,746

Quarterly Dividend	$(11,540)	$(11,537)
Payout Ratio	71.0%	68.9%

(1)	The company incurred $1,994,000 of integration and restructuring charges during the three months ended December 31, 2005. However, we have not listed any such expenses in the table because these expenses were pre-funded with cash on the balance sheet in connection with our initial public offering.

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

			Last Twelve
	Three Months Ended		Months Ended
	March 31,	March 31,	March 31,
	2006	2005	2006
Historical EBITDA
Net cash provided by operating activities	$14,361	$14,612	$72,224
Adjustments:
Pension curtailment gain			7,880
Compensation from restricted share plan	(625)	—	(9,215)
Other adjustments, net	(5,015)	(3,698)	(20,385)
Changes in operating assets and liabilities	11,898	6,605	15,513
Interest expense, net	10,042	11,441	52,044
Income taxes	2,928	586	13,277

Historical EBITDA (1)	33,589	29,546	131,338

Adjustments to EBITDA
Integration and restructuring (2)	—	2,250	5,150
Professional service fees (3)	—	1,250	1,617
Other, net (4)	(1,348)	(387)	(3,997)
Investment distributions (5)	1,451	—	3,041
Affect of pension curtailment (6)			(7,880)
Non-cash compensation (7)	625	—	9,215

Adjusted EBITDA	$34,317	$32,659	$138,484

Integration and restructuring	$220	$—	$220
Severance	48	—	48
Sarbanes Oxley	198	—	198

Total	$466	$—	$466

Footnotes for Adjusted EBITDA:

(1)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis.

(2)	In connection with the TXUCV acquisition, the company incurred certain one-time expenses associated with integrating and restructuring the Texas and Illinois businesses. From the date of the acquisition through December 31, 2005, these expenses were excluded from Adjusted EBITDA under our Credit Facility.

(3)	Represents the aggregate professional service fees paid to certain large equity investors prior to our initial public offering. Upon closing of the initial public offering, these agreements terminated.

(4)	Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items. Key man life insurance proceeds of $2,780 received in June 2005 are not deducted to arrive at Adjusted EBITDA.

(5)	For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.

(6)	Represents a one-time, non-cash $7.9 million curtailment gain associated with the amendment of our retirement plan. The gain was recorded in general and administrative expenses. However, because the gain is non-cash and non-recurring, it is excluded from Adjusted EBITDA.

(7)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA. In connection with the IPO and related transactions, the Plan was modified.

Consolidated Communications
Adjusted Earnings Per Share
(Dollars in thousands)
(Unaudited)

Three Months Ended
March 31,
2006
Reported net income applicable to common stockholders	$3,548
Non-cash compensation	625

Adjusted income applicable to common stockholders	$4,173

Weighted average number of shares outstanding	29,788,518

Adjusted earnings per share	$0.14

Consolidated Communications
Key Operating Statistics

	March 31,	December 31,	March 31,
	2006	2005	2005
Local access lines in service
Residential	161,322	162,231	168,017
Business (1)	79,637	79,793	85,054

Total local access lines (1)	240,959	242,024	253,071
DVS subscribers	3,514	2,146	382
DSL subscribers	43,713	39,192	30,804

Total connections (1)	288,186	283,362	284,257

Long distance lines	145,795	143,882	139,705
Dial-up subscribers	14,623	15,971	19,609
Service bundles	39,036	36,627	32,439

(1)	Reflects cumulative line loss associated with MCIMetro’s ISP regrooming of 1,534, 5,332 and 5,380, for quarters ended 3/31/05, 12/31/05 and 3/31/06, respectively.

Consolidated Communications
Schedule of Adjusted Total Connections & Access Lines
(Dollars in thousands)
(Unaudited)

	March 31,	March 31,	Year/Year	Percentage
	2006	2005	Change	Change
Total Connections
Total Company Connections	288,186	284,257	3,929	1.4%
MCI Metro Access Lines	—	(3,846)
Adjusted Total Connections	288,186	280,411	7,775	2.8%

Total Access Lines
Total Access Lines	240,959	253,071	(12,112)	(4.8%)
MCI Metro Access Lines	—	(3,846)
Adjusted Total Access Lines	240,959	249,225	(8,266)	(3.3%)

	March 31,	December 31,	Year/Year	Percentage
	2006	2005	Change	Change
Total Connections
Total Company Connections	288,186	283,362	4,824	1.7%
MCI Metro Access Lines	—	(48)
Adjusted Total Connections	288,186	283,314	4,872	1.7%

Total Access Lines
Total Access Lines	240,959	242,024	(1,065)	(0.4%)
MCI Metro Access Lines	—	(48)
Adjusted Total Access Lines	240,959	241,976	(1,017)	(0.4%)